Ex 23.2

This consent is being issued based upon PCAOB Rule 2107(b)(1).

Dave Banerjee CPA, an Accountancy Corporation is no longer in existence and has been closed.

Dave Banerjee CPA's California license has been in retired status for over 3 years.

Therefore, on behalf of as the sole shareholder of the now closed firm, and with a retired CPA license, I make the following consent:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Enigma-Bulwark Ltd., (formerly PearTrack Security Systems, Inc.) for the year ended December 31, 2016, of our report dated May 17, 2016, on our audit of the financial statements of Enigma-Bulwark Ltd, (formerly PearTrack Security Systems, Inc.) as of December 31, 2015, and for the year then ended, and the reference to us under the caption “Experts”.

Dave Banerjee CPA, an Accountancy Corporation

Dave Banerjee, CPA, An Accountancy Corporation

Woodland Hil1s, CA

May 31, 2023